Exhibit 10.8

Evidence of Award
Long-term Incentive Plan
Stock Options

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us” and to the Award recipient as “you.”

1. Award of Option Right
On <___________> (the “Date of Grant”), the Section 16 Sub-Committee of the Compensation Committee of the Board of Directors granted you an Option Right to purchase from us <_____> number of shares of common stock, par value $0.01 per share of Sprint (the “Common Stock”) at an Option Price of $<__.__> per share. The Option Right is governed by the terms of the Sprint Corporation 2015 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions described in this Evidence of Award. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. When the Option Right Becomes Exercisable
Your Option Right becomes exercisable (or “vested”) at a rate of 1/3rd of the total number of shares subject to purchase on each of <_________>, <_________> and <_________>, conditioned upon you continuously serving as our employee through each applicable vesting date and otherwise complying with the terms of the Plan and this Evidence of Award. The portion of your Option Right that has not yet vested as of your Termination Date will be forfeited immediately after such date, except to the extent vesting accelerates as described in paragraph 3. Termination Date means the last day of your relationship with us as a common-law employee as reflected on our payroll records.

3. Acceleration of Vesting
The unvested portion of your Option Right may become vested before the time at which it would normally become vested by the passage of time - that is, the vesting may accelerate. Your unvested portion of your Option Right will vest fully on your Termination Date under the following circumstances:

Event	Condition for Vesting Acceleration
Death	Your death.
Disability	Your Termination Date is under circumstances that make you eligible for benefits under the Sprint Long-Term Disability Plan.
Change in Control Involuntary Termination
Your Termination Date is during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor), the CIC Severance Plan, or your employment agreement (if applicable).

Normal Retirement	Your Termination Date (for any other reason except for Cause) is on or after the later of your 65th birthday and the first anniversary of the

______________________________
1 For recipients with special compensation agreements, as identified on Exhibit J, Terminated Date means the last day of the severance period if the severance is paid according to Sprint's payroll cycle (i.e., not in a lump sum).

LTIP Stock Option Evidence of Award - SCA

Date of Grant.

CIC Severance Plan means the Sprint Change in Control Severance Plan, as it may be amended from time to time, or any successor plan.

CIC Severance Protection Period is defined in the Plan. Generally, it means the time period commencing on the date of the first occurrence of a “Change in Control” and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) your death. For purposes of the Option Right under this Award, the CIC Severance Protection Period applies only with respect to a Change in Control occurring after the Date of Grant.

4. Exercise of Option Right
To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. To exercise you must:

•	deliver a written election under procedures we establish (including by approved electronic medium) and

•	pay the Option Price.

You may pay the Option Price by

•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a market value on the Exercise Date equal to the Option Price, or

•	any combination of cash, shares of Common Stock and other consideration as the Compensation Committee of the Board of Directors of the Corporation may permit.

If you pay the Option Price by delivery of funds or shares of Common Stock, the value per share for purposes of determining your taxable income from such an exercise will be the Market Value Per Share of the Common Stock on the immediately preceding day before the exercise except that we will use the average of the high and low prices on that date in lieu of the closing price.

To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker we designate. The Market Value Per Share for purposes of determining your taxable income from such an exercise will be the actual price at which the broker sold the shares.

5. Expiration of Option Right
Unless terminated earlier in accordance with the terms of this Evidence of Award or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). If the tenth anniversary of the Grant Date, however, is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Expiration Date will occur at 4:00 P.M., U.S. Eastern Time, on the first business day before the tenth anniversary of the Grant Date.

LTIP Stock Option Evidence of Award - SCA

6. Effect of your Termination of Employment
The length of time you have to exercise your vested Option Right after your termination of employment with us depends on the reason for your termination. The table below describes the post-termination exercise period for the various termination reasons. The Option Right will expire as of the end of the applicable period. In no event, however, may you exercise your Option Right after the Expiration Date.

Event (as Defined Above)	Time to Exercise Vested Options
Death	Up through the 12th month after your Termination Date
Disability	Up through 60 months after your Termination Date
Normal Retirement, or Early Retirement (i.e., your Termination Date (for any other reason except for Cause) is on or after the later you would be eligible to commence early or special early retirement benefits under the Sprint Retirement Pension Plan, whether or not you are a participant in that plan)
Up through 60 months after your Termination Date
Any other Termination of Employment not for Cause	Up through the 90th day after your Termination Date
For Cause	Forfeited as of Termination Date
(a) Breach of restrictive covenants during the Restricted Period as defined in your employment agreement, or
 (b) If you do not have an employment agreement, breach of the obligation to refrain from Detrimental Activity as described in Exhibit A
Forfeited as of breach

If the last day to exercise under the schedule described in the table above is a Non-Business Day, then you must exercise no later than the previous business day. You are solely responsible for managing the exercise of your Option Award in order to avoid inadvertent expiration.

7. Agreement to Refrain from Detrimental Activity
You shall indicate your agreement to obligations to refrain from Detrimental Activity as described in Exhibit A to this Evidence of Award in accordance with the instructions provided herein, and your acceptance of this Award shall include your acceptance of these obligations. You and the Corporation hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and the Corporation executed agreement to these obligations in paper form.

8. Transfer of your Option Right and Designation of Beneficiaries

LTIP Stock Option Evidence of Award - SCA

Your Option Right represents a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate.

9. Plan Terms
All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available on Sprint’s intranet.

10. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

11. Amendment; Discretionary Nature of Plan
This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time. The grant of the Option Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Option Awards, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of shares underlying the Option Award granted, and vesting provisions.

12. Data Privacy
By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

13. Governing Law and Exclusive Forum
This Evidence of Award will be governed by the laws of the State of Delaware and any dispute in connection therewith may only be brought in the state or federal courts in Delaware. No shares of Common Stock will be delivered upon the exercise of the Option Right unless counsel for the Corporation is satisfied that such delivery will be in compliance with all applicable laws.

LTIP Stock Option Evidence of Award - SCA

14. Severability
The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

15. Clawback
We may recover any compensation related to this Long-Term Incentive Plan award to the extent the Board of Directors of the Corporation determines that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate, or as may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

16. Entire Understanding
You hereby acknowledge that you have read the Sprint Corporation 2015 Omnibus Incentive Plan Information Statement dated <_______> (the “Information Statement”) available on Sprint’s intranet. To the extent not inconsistent with the provisions of this Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan, contain the entire understanding of the parties.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

LTIP Stock Option Evidence of Award - SCA

Exhibit A - Obligation to Refrain from Detrimental Activities

If you have an employment agreement with us, the restrictive covenants in that agreement are incorporated by reference in this Evidence of Award, and your obligations to refrain from Detrimental Activities will be governed by your employment agreement rather than the obligations described in this Exhibit A.

If you do not have an employment agreement, in consideration of receiving the Award, you, the Participant, agree to the following obligations:
1. Noncompetition
(a) During the period of your employment with us, and for a period ending twelve (12) months following a termination of your employment with us for any reason, you shall not, without the prior written consent of the Senior Vice President, Human Resources of the Corporation (or his or her designee) directly or indirectly, engage in activities for or on behalf of a Competitor that are the same or similar in form or function to the services you provided in the last year of your employment to the Company or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. Your ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph. “Company Group” means the Corporation, any of its subsidiaries or any affiliates of the Corporation or its subsidiaries.
This paragraph (a) shall not prohibit you from engaging in the practice of law as an in-house counsel, sole practitioner or as a partner in (or as an employee of or counsel to) a corporation or law firm in accordance with applicable legal and professional standards. However, this exception does not apply to you if you are providing services to any person, partnership, firm, corporation, institution or other entity that is a Competitor, if such engagement or services being provided are not primarily the practice of law.
(b) A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides wireless products and/or services that are the same or similar to the wireless products and/or services that are currently being provided at the time of your termination or that were provided by the Company Group during the two-year period prior to your separation from service with the Company Group.
(c) You acknowledge and agree that due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time. You further acknowledge and agree that the Company Group markets its products and services on a nationwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group’s legitimate interests.
(d) You covenant and agree that should a court at any time determine that any restriction or limitation in this Section 1 is unreasonable or unenforceable, it will be deemed

LTIP Stock Option Evidence of Award - SCA

amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.
2. Non-Solicitation
(a) During the period of your employment with us, and for a period ending twelve (12) months following a termination of your employment with us for any reason, you shall not, without the prior written consent of the Senior Vice President, Human Resources of the Corporation (or his or her designee) directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:
(1) hire or employ or assist in hiring or employing any person who was at any time during the last 18 months of the Executive’s employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;
(2) induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;
(3) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive’s employment for purposes of business which is competitive to the Company Group within the Territory; or
(4) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner.
(5) For purposes of this Section 12, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group, and (iv) initiating communications with any person or entity relating to a possible Change in Control
3. Agreement to Refrain from Detrimental Activities.
You shall indicate your agreement to the noncompetition and non-solicitation obligations in this Exhibit A in accordance with the instructions provided in the on-line grant acceptance process on the UBS One Source website (https://onesource.ubs.com/CEFSWebApp/callpage.do?bookCode=S&page=login_header_new), and your acceptance of the Award shall include your acceptance of these

LTIP Stock Option Evidence of Award - SCA

obligations. You and the Corporation hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and executed the agreement in paper form.